Exhibit 3.27

D294876	DOMESTIC
FILE NUMBER

STATE OF WASHINGTON | DEPARTMENT OF STATE

I, BRUCE K. CHAPMAN, Secretary of State of the State of Washington and custodian of its seal, hereby certify that

ARTICLES OF INCORPORATION

of ZURN EPC SERVICES, INC. a domestic corporation of Seattle. Washington,

was filed for record in this office on this date, and I further certify that such Articles remain on file in this office.

Filed at request of

  Margaret Franz

  Z Graham & Dunn, Attorneys

  34th Flr., Rainier Bank Tower

  1301 Fifth Ave.

  Seattle, WA 98101

Filing and recording fee $ License to June 30, 19 $ Excess pages @ 25¢ $ Microfilmed. Roll No. 1505 Page 024 – 027	In witness whereof I have signed and have affixed the seal of the State of Washington to this certificate at Olympia, the State Capital, December 3, 1979 BRUCE K. CHAPMAN SECRETARY OF STATE